Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 125229) pertaining to the 1999 Stock Option Plan of Tejas Incorporated of our report dated March 4, 2004 (except for matters disclosed in Note 1, paragraph 3, as to which the date is December 9, 2004), with respect to the consolidated financial statements of Tejas Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
           /s/ Ernst & Young LLP
Austin, Texas
March 29, 2006